FOR IMMEDIATE RELEASE
For more information contact:
Richard L. Bergmark, 713-328-2101
Fax: 713-328-2151

CORE LAB ANNOUNCES Q4 2012 QUARTERLY DIVIDEND OF $0.28 PER SHARE

AMSTERDAM (9 October 2012) - The Board of Supervisory Directors of Core Laboratories N.V. (NYSE and NYSE Euronext: "CLB") has announced a cash dividend of $0.28 per share of common stock payable in the fourth quarter of 2012.  This fourth quarterly dividend means a total payout of $1.12 per share of common stock resulting from the four dividends declared and paid during the year 2012.  The quarterly $0.28 per share cash dividend will be payable on 20 November 2012 to shareholders of record on 19 October 2012. Dutch withholding tax will be deducted from the dividend at a rate of 15%.

Any determination to declare a future quarterly cash dividend, as well as the amount of any such cash dividend that may be declared, will be based on the Company's financial position, earnings, earnings outlook, capital expenditure plans, ongoing share repurchases, potential acquisition opportunities, and other relevant factors at the time.

The Company has scheduled a conference call to discuss Core's third quarter 2012 earnings. The call will begin at 2:30 p.m. CET / 7:30 a.m. CDT on Thursday, 18 October 2012. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

This release includes forward-looking statements regarding the future revenues, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2011 Form 10-K filed on 15 February 2012, and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

# # #